Exhibit 99.1

2010 ANNUAL EXECUTIVE BONUS PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of Genoptix, Inc. (the “Company”) approved incentive cash compensation for the Company’s executive officers pursuant to an annual incentive cash compensation program. The program provides for an annual incentive cash compensation target equal to a percentage of each executive’s base salaries as follows (the “Target Bonus Amount”):

Executive	Target Bonus Amount
Dr. Tina S. Nova, CEO	85%
Samuel D. Riccitelli, COO	65%
Douglas A. Schuling, CFO	50%
Dr. Christian V. Kuhlen, General Counsel	40%

Under the program, the Committee has the discretion to approve a bonus for each executive officer that will be equal to an amount from 0 to 200% of the Target Bonus Amount specified in the table above for Dr. Nova and 0 to 150% of the applicable Target Bonus Amount specified in the table above for Messrs. Riccitelli and Schuling and Dr. Kuhlen. In making its decisions, the Committee assesses the level of individual performance of the executive officer and the Company’s performance against its operating plan for 2010, including achievement of revenue and profitability objectives set forth therein.